To :	Board of Directors
Infosmart Group, Inc.

Date : 27 May 2010

RESIGNATION

This letter serves to inform all of you that with immediate effective, I resign my position as a director of Infosmart Group, Inc. due to my personal reasons.

I appreciate very much to work with all of you in the past year and I wish the company a healthy and growing future by your valuable & continuous contribution.

Thank you very much

Yours sincerely,

/s/ Lee Siu Po
Lee Siu Po